Exhibit 99.1

WARNER CHILCOTT REPORTS THE DEATH OF ITS DIRECTOR JAMES ANDRESS

ST. DAVID’S, Bermuda, March 14, 2008 – It is with a profound sense of loss that Warner Chilcott Limited (Nasdaq: WCRX) reports today that Mr. James G. Andress, a director of the Company, died on Tuesday, March 11, 2008.

Roger Boissonneault, Chief Executive Officer, President and Director of Warner Chilcott Limited, issued the following statement:

“We report the loss of Jim Andress with great sadness. Jim was instrumental in the development of this Company. His thoughtful guidance and counsel will be sorely missed. Our deepest sympathies go out to Jim’s family.”

Mr. Andress was appointed to the Company’s board of directors in August of 2006, and at the time of his passing he also served as the co-chairman of the audit committee of the board of directors. Mr. Andress was a former Chairman of the Pharmaceuticals Group, Beecham Group, plc, former Chairman, Healthcare Products and Services of SmithKline Beecham, plc and former President and Chief Operating Officer of Sterling Drug, Inc. From 1996 to 2000, Mr. Andress served as Chairman and Chief Executive Officer of Warner Chilcott PLC (acquired by the Company’s predecessor in September 2000). Mr. Andress also served on the board of directors of Sepracor, Inc., XOMA Ltd. and Allstate Insurance Company.

About Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. We are a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of our products. WCRX-G

Read more on http://www.warnerchilcott.com.

Company Contact:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com